Exhibit 99.1

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COSTCO WHOLESALE CORPORATION REPORTS SECOND QUARTER AND YEAR-TO-DATE

OPERATING RESULTS FOR FISCAL 2014 AND FEBRUARY SALES RESULTS

ISSAQUAH, Wash., March 6, 2014 – Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) announced today its operating results for the second quarter (twelve weeks) and first half (24 weeks) of fiscal 2014, ended February 16, 2014. Net sales for the quarter increased six percent, to $25.76 billion, from $24.34 billion last year. Net sales for the first half increased six percent, to $50.22 billion, from $47.55 billion last year.

Comparable sales for the twelve-week and twenty-four-week periods were as follows:

	12 Weeks	24 Weeks
U.S.	4%	4%
International	0%	1%
Total	3%	3%

Comparable sales for these periods, excluding negative impacts from gasoline price deflation and foreign exchange, were as follows:

	12 Weeks	24 Weeks
U.S.	5%	5%
International	7%	7%
Total	5%	5%

Net income for the quarter was $463 million, or $1.05 per diluted share, compared to $547 million, or $1.24 per diluted share, last year. Net income for the first half was $888 million, or $2.01 per diluted share, compared to $963 million, or $2.19 per diluted share, last year.

According to Richard Galanti, Chief Financial Officer of Costco, “Last year’s net income was positively impacted by a $62 million ($0.14 per diluted share) tax benefit in connection with the portion of the special cash dividend paid by the Company in December 2012 to the Company 401(k) plan participants. Even with that distinction, however, the year-over-year comparison was unfavorable. Despite satisfactory sales results during the second fiscal quarter, several other factors led to lower earnings. These factors included: weaker sales and gross margin results in certain non-foods merchandise categories, particularly during the four-week holiday selling season; weaker gross margins in our fresh foods business; and lower reported international profits, resulting from the significant weakening of foreign exchange rates. The first four-week period of the quarter represented the majority of earnings underperformance in the quarter.”

For the four-week reporting month of February ended March 2, 2014, the Company reported net sales of $7.90 billion, an increase of four percent from $7.58 billion during the similar four-week period last year. For the twenty-six week year-to-date period ended March 2, 2014, net sales were $54.22 billion, an increase of six percent from $51.35 billion during the similar twenty-six week period last year.

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Comparable sales for the four-week and twenty-six-week periods ended March 2, 2014 were as follows:

	4 Weeks	26 Weeks
U.S.	3%	4%
International	-1%	1%
Total	2%	3%

Comparable sales for these periods, excluding the negative impacts from gasoline price deflation and foreign exchange, were as follows:

	4 Weeks	26 Weeks
U.S.	4%	5%
International	5%	7%
Total	4%	5%

Costco currently operates 649 warehouses, including 462 in the United States and Puerto Rico, 87 in Canada, 33 in Mexico, 25 in the United Kingdom, 18 in Japan, 10 in Taiwan, nine in Korea and five in Australia. The Company plans to open up to an additional fourteen new warehouses prior to the end of its fiscal year on August 31, 2014. Costco also operates electronic commerce web sites in the U.S., Canada, the United Kingdom and Mexico.

A conference call to discuss these second quarter operating results and February sales results is scheduled for 8:00 a.m. (PT) today, March 6, 2014, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, amounts expected to be spent on expansion plans, actions of vendors, rising costs associated with employees (including health care costs), energy, and certain commodities, geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS: Costco Wholesale Corporation

Richard Galanti, 425/313-8203, Bob Nelson, 425/313-8255, Jeff Elliott, 425/313-8264

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COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	12 Weeks Ended		24 Weeks Ended
	February 16, 2014	February 17, 2013	February 16, 2014	February 17, 2013
REVENUE
Net sales	$25,756	$24,343	$50,224	$47,547
Membership fees	550	528	1,099	1,039

Total revenue	26,306	24,871	51,323	48,586
OPERATING EXPENSES
Merchandise costs	23,043	21,766	44,867	42,492
Selling, general and administrative	2,531	2,361	5,032	4,693
Preopening expenses	8	6	32	24

Operating income	724	738	1,392	1,377
OTHER INCOME (EXPENSE)
Interest expense	(26)	(25)	(53)	(38)
Interest income and other, net	30	26	48	46

INCOME BEFORE INCOME TAXES	728	739	1,387	1,385
Provision for income taxes	255	185	483	410

Net income including noncontrolling interests	473	554	904	975
Net income attributable to noncontrolling interests	(10)	(7)	(16)	(12)

NET INCOME ATTRIBUTABLE TO COSTCO	$463	$547	$888	$963

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$1.05	$1.26	$2.02	$2.22

Diluted	$1.05	$1.24	$2.01	$2.19

Shares used in calculation (000’s)
Basic	439,776	435,975	438,868	434,698
Diluted	442,829	439,812	442,627	439,222
Cash dividends declared per common share	$0.31	$7.275	$0.62	$7.550

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COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in millions)

(unaudited)

Subject to Reclassifications

	February 16, 2014	September 1, 2013
ASSETS
Cash and cash equivalents	$5,130	$4,644
Short-term investments	1,352	1,480
Receivables, net	1,244	1,201
Merchandise inventories	8,267	7,894
Deferred income taxes and other current assets	641	621

Total current assets	16,634	15,840
Property and equipment, net	14,348	13,881
Other assets	584	562

TOTAL ASSETS	$31,566	$30,283

LIABILITIES AND EQUITY
Accounts payable	$7,707	$7,872
Accrued salaries and benefits	2,260	2,037
Other current liabilities	2,647	2,181
Deferred membership fees	1,270	1,167

Total current liabilities	13,884	13,257
Long-term debt, excluding current portion	4,985	4,998
Deferred income taxes and other liabilities	988	1,016

Total liabilities	19,857	19,271

Total Costco stockholders’ equity	11,515	10,833
Noncontrolling interests	194	179

Total equity	11,709	11,012

TOTAL LIABILITIES AND EQUITY	$31,566	$30,283